Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K of Ecolab Inc. and to the incorporation by reference in the Registration Statements of Ecolab Inc.  (Form S-8 Nos. 2-90702; 33-18202; 33-55986; 33-56101; 333-95043; 333-109890; 33-34000; 33-56151; 333-18627; 333-109891; 33-39228; 33-56125; 333-70835; 33-60266; 333-95041; 333-18617; 333-79449; 333-40239; 333-95037; 333-50969; 333-58360; 333-97927; 333-115567; 333-129427; 333-129428; 333-140988; 333-115568; 333-132139; 333-147148; 333-163837; 333-163838; 333-165130; 333-165132; 333-166646; and 333-174028 and Form S-4 No. 333-176601) of our report dated February 26, 2010 with respect to the consolidated financial statements of Nalco Holding Company as of December 31, 2009 and for each of the two years in the period ended December 31, 2009.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chicago, Illinois
December 2, 2011